                                                                    Exhibit 99.1

DANKA


For Immediate Release                                                Sanjay Sood
                                                                    727-576-6003

                                                                  Paul G. Dumond
                                                             011-44-207-603-1515

           DANKA REPORTS FOURTH QUARTER AND FISCAL YEAR END RESULTS

St. Petersburg, FL, June 8, 2001 - Danka Business Systems PLC (NASDAQ: DANKY) today announced results for its fourth quarter and twelve months ended March 31, 2001 (fiscal year 2001). The Company reported a loss from operations of $105.3 million for the fourth quarter as compared to earnings of $1.3 million in the fourth quarter of fiscal year 2000.

During the fourth quarter, the Company's cost of sales and earnings from operations were negatively impacted by a pre-tax, non-cash charge of $53.9 million related to the write-off of excess, obsolete and non-recoverable equipment, parts and accessories. The Company recorded $40.2 million of this write-off in cost of retail equipment sales and $13.7 million of the write-off in cost of retail service, supplies and rentals. The Company's SG&A expenses were negatively impacted by a pre-tax, non-cash charge of $28.6 million, of which $15.3 million related to the Company's facilities and $8.0 million related to additional trade receivable reserves. The Company also wrote-off goodwill attributable to one of its U.S. subsidiaries resulting in a charge of $6.9 million. The Company incurred a net loss of $127.4 million in the fourth quarter compared to a net loss of $18.6 million in the fourth quarter of fiscal year 2000.

Danka's Chief Executive Officer, Lang Lowrey, commented, "The year-end and fourth quarter performance was significantly impacted by asset write-offs and charges, which include the write-off of most of our remaining analog assets and charges related to our non-strategic facilities. Overall, these charges are consistent with our plan to substantially exit the analog business and position Danka as a preeminent provider of digital equipment, services and solutions to its customers."

Total revenue for the fourth quarter declined by $118.8 million or 19.3% to $496.3 million from $615.1 million in the fourth quarter of fiscal year 2000. Foreign currency movements negatively impacted the Company's total revenue during the fourth quarter by approximately $14.9 million. Sequentially, total revenues declined slightly after excluding the positive impact of foreign currency movements of approximately $8.0 million.

The Company's combined gross profit margin was 18.7% for the fourth quarter compared to 31.4% sequentially and 31.2% for the fourth quarter a year ago. The sequential decrease in gross profit margin was primarily due to the write-off of excess, obsolete and non-recoverable equipment, parts and accessories noted above.

The fourth quarter retail equipment margin was -4.7% as compared to 24.0% sequentially. Excluding the write-off of excess, obsolete and non-recoverable equipment, the retail equipment margin was 22.4%.

The fourth quarter retail service, supplies and rentals margin was 29.6% as compared to 36.1% sequentially. Excluding the write-off of excess and obsolete rental equipment, parts and accessories, the retail service, supplies and rentals margin was 33.8%.

SG&A expenses increased by $1.9 million to $189.1 million in the fourth quarter, from $187.2 million in the fourth quarter of fiscal year 2000. Sequentially, SG&A expenses increased by $32.4 million, primarily as a result of the charges related to certain facilities and increased provisions for trade receivables discussed above. Excluding these charges, SG&A expenses increased sequentially by 2.4%.

Interest expense decreased by $10.2 million to $18.2 million for the fourth quarter of fiscal year 2001 from $28.4 million in the fourth quarter of fiscal year 2000. The decrease is related to a $5.9 million reduction in the amount of bank waiver fees expensed during these periods under the Company's current credit facility and a $4.3 million reduction in interest expense due to lower debt outstanding in fiscal year 2001.

Lowrey commented: "Our disappointing fourth quarter results are due in large part to a decline in margins, which is a result of decreased sales productivity, competitive conditions and the industry's transition from analog to digital products. In addition, we have failed to reduce SG&A expenses in line with margin declines. We are continuing to actively take steps to reposition our business from analog to digital, address sales productivity and reduce SG&A expenses to a level commensurate with our margins, including continuing to implement the restructuring measures commenced in the third quarter of fiscal year 2001."

The Company reported a loss from operations before restructuring charges of $153.5 million for fiscal year 2001 compared to earnings of $113.0 million for fiscal year 2000, also before restructuring charges. Including the effect of restructuring charges, the Company incurred losses from operations of $169.2 million for fiscal year 2001 and earnings of $117.1 million for fiscal year 2000. Total revenues decreased by 17.3% to $2.1 billion in fiscal year 2001 from $2.5 billion in fiscal year 2000. The retail equipment margin decreased to 15.7% from 29.4% in fiscal 2000. This was primarily due to a $62.6 million write-off of excess, obsolete and non-recoverable equipment. The retail service, supplies and rentals margin decreased to 34.1% from 38.4% in fiscal 2000. SG&A expenses declined by $61.3 million to $677.0 million for fiscal year 2001 from $738.3 million in fiscal year 2000. The decline in SG&A expenses over these periods was primarily due to currency fluctuations and lower employment costs. Due to decreased revenue, SG&A expenses as a percentage of revenue increased to 32.8% in fiscal year 2001 from 29.6% in fiscal year 2000.

The Company incurred a net loss of $220.6 million for fiscal year 2001 compared to net earnings of $10.3 million for fiscal year 2000. After allowing for payment-in-kind dividends on the Company's participating shares, the Company incurred a net loss of $2.12 and $3.91 per American Depositary Share ("ADS") in the fourth quarter and twelve months ended March 31, 2001, respectively, compared to a net loss of $0.39 and net earnings of $0.10 per ADS in the corresponding periods ended March 31, 2000.

Agreement on Terms for New Credit Facility

Danka also announced today that it has reached an agreement with the Steering Committee of its existing consortium of banks on the principal terms of a new Credit Facility which will consist of revolver, term loan and letter of credit commitments. The Credit Facility is subject to approval by 100% of the Company's existing banks, finalization of definitive documentation, the completion of the sale of Danka Services International ("DSI"), and the tender of the requisite amount of notes under the Company's exchange offer for its outstanding 6.75% convertible subordinated notes due April 1, 2002. The new Credit Facility will mature on the earlier of the third anniversary of its closing or the date which is one day in advance of the maturity of the senior subordinated notes being offered pursuant to the exchange offer, which is expected to be March 31, 2004.

Danka's Chief Executive Officer, Lang Lowrey, commented, "We are pleased that our banks have so strongly endorsed the ongoing restructuring and operating efforts of the Company. This new facility will provide the necessary financing for the Company's strategic initiatives and will allow Danka to emerge from the difficult credit environment it has been operating under during the past two and a half years. Debt reduction continues to be a principal focus of the Company and we will continue to review all opportunities for additional debt reduction."

The full bank group will meet on June 13, 2001 to discuss approval of the Credit Facility and the Company expects that the new Credit Facility will be executed by all parties by the end of June.

Sale of DSI

On April 9, 2001, the Company entered into an agreement to sell its outsourcing business, DSI, to Pitney Bowes Inc. for a cash consideration of $290.0 million, subject to adjustment depending on the value of DSI's net assets at closing. Completion of the sale is contingent upon the approval of the Company's shareholders, consent of its senior lenders, clearance by UK competition authorities and the satisfaction of other conditions customary to a transaction of this nature. The sale has been cleared by U.S. and German competition authorities. The Company will hold a shareholder meeting for the purpose of approving the sale of DSI in June 2001 and intends to close the sale on or about June 29, 2001.

Cash Flow and Financing

On February 20, 2001, the Company announced an integrated three-part plan to reduce and refinance its debt. First is the sale of DSI described above, with net proceeds to be used primarily to repay a substantial portion of its existing senior credit facility. Second is an exchange offer for all $200.0 million of the Company's outstanding 6.75% convertible subordinated notes due April 1, 2002. Third is the refinancing of Danka's indebtedness under its existing senior credit facility, which is due for repayment in full on March 31, 2002. The Company anticipates that it will close the exchange offer, the refinancing of its senior credit facility and the sale of DSI on or about June 29, 2001.
The Company is implementing the refinancing plan because it does not believe that it would otherwise be in a position to repay in full its indebtedness under its senior credit facility and the subordinated notes when they become due for payment in 2002. If the Company fails to complete its refinancing plan, it will be required to consider other alternatives to refinance its debt.

The report of the Company's independent auditors on the Company's U.S. GAAP consolidated financial statements for the year ended March 31, 2001 contains an explanatory paragraph stating that there is substantial doubt about the Company's ability to continue as a going concern as a result of the uncertainty regarding the Company's ability to repay its indebtedness under the existing senior credit facility and the outstanding subordinated notes when they become due for repayment on March 31, 2002 and April 1, 2002, respectively. As discussed above, the Company is in the process of implementing a plan to reduce and refinance its existing indebtedness which, if successful, will result in the Company's indebtedness under the senior credit facility and the subordinated notes being refinanced in advance of their stated maturities.

As a result of the magnitude of the write-offs and charges taken in the fourth quarter of fiscal year 2001 and the explanatory paragraph contained in the report of the independent auditors on the financial statements for the year ended March 31, 2001, the Company was in non-compliance with all of the financial covenants in its existing senior credit facility. This non-compliance was cured by an amendment to the senior credit facility excluding certain of the fourth quarter charges and write-offs from the calculation of the financial covenants and waiving the requirement that the Company's independent auditor's report must not contain such an explanatory statement. The Company continues to operate under modified financial covenants through July 16, 2001 pursuant to the amendment. If the Company's indebtedness under the senior credit facility is not refinanced by that time, the Company expects that it will require an additional amendment to, or waiver of, the financial covenants that will be in effect from that date. In the absence of an additional amendment or waiver, lenders owning a majority of the outstanding indebtedness could declare all amounts outstanding under the senior credit facility immediately due.

Lowrey added: "We are in the final stages of our restructuring plan and are optimistic that it will be concluded as planned by the end of June. The DSI sale, exchange offer and the announcement today of the agreement of principal terms of a new Credit Facility constitute the three elements of our plan, and each is progressing to conclusion. While we understand the U.S. GAAP requirements which necessitate the going concern paragraph, we believe that once these restructuring transactions are concluded, Danka will be in position to solidify its future as a major player in the digital solutions market."

The Company generated cash flow from operations of $56.2 million and $146.5 million in the fourth quarter and twelve months ended March 31, 2001, respectively, compared to $62.7 million and $180.6 million in the corresponding periods of the prior year, respectively. For the three months ended March 31, 2001, the Company reported negative EBITDA of $62.1 million, or -12.5% of revenue, compared to positive EBITDA of $43.1 million, or 7% of revenue, for the quarter ended March 31, 2000. For fiscal 2001, the Company generated $3.3 million of EBITDA, or .2% of revenue, compared to $279.7 million, or 11.2% of revenue, in the prior fiscal year. At March 31, 2001, the Company had approximately $515.0 million in debt outstanding under its senior credit facility, which represented a reduction of over $80.0 million since March 31, 2000.

Forward-Looking Statements

Certain statements contained in this press release, or otherwise made by officers of the Company, including statements related to the Company's future performance and outlook for its businesses and respective markets, projections, statements of management's plans or objectives, forecasts of market trends, the sale of DSI, the exchange offer, the refinancing of the Company's indebtedness and other matters, are forward-looking statements, and contain information relating to the Company that is based on the beliefs of management as well as assumptions made by, and information currently available to, management. The words "goal", "anticipate", "expect", "intends", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to (i) failure of the Company to complete any or all of the parts of the refinancing plan, including the closing of the sale of DSI, the completion of the exchange offer, closing of the new credit facility and the refinancing of the Company's indebtedness under its credit agreement, whether within the anticipated timeframe or at all, (ii) failure of the lenders under the Company's senior credit facility to agree an amendment to, or waiver of, the financial covenants applicable on and after July 17, 2001, (iii) any material adverse change in financial markets or Danka, (iv) any inability to achieve or maintain cost savings, (v) increased competition from other high-volume and digital copier distributors and the discounting of such copiers by competitors, (vi) any inability by the Company to procure, or any inability by the Company to continue to gain access to and successfully distribute new products, including digital products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices, (vii) any negative impact from the loss of any of the Company's key upper management personnel, (viii) the ultimate outcome and impact of pending lawsuits, (ix) the ultimate outcome of pending tax audits, (x) any inability to achieve minimum equipment leasing commitments under the Company's customer financing arrangements, (xi) fluctuations in foreign currency exchange rates, and (xii) other risks including those risks identified in any of the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect the Company's analysis only as of the date they are made. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date such statements are made. Furthermore, as a matter of policy, the Company does not generally make any specific projections as to future earnings nor does it endorse any projections regarding future performance, which may be made by others outside the Company.

11201 Danka Circle North                                    107 Hammersmith Road
St. Petersburg, FL 33716                                          London W14 0QH

DANKA BUSINESS SYSTEMS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per American Depositary Share ("ADS") amounts)

                                                                        For the three months ended
                                                                     --------------------------------
                                                                       March 31,           March 31
                                                                         2001                2000
-------------------------------------------------------------------  ------------        ------------
Revenue:
Retail equipment sales                                               $  148,299          $ 209,119
Retail service, supplies and rentals                                    323,601            381,017
Wholesale                                                                24,411             25,013
-------------------------------------------------------------------  ------------        ------------
Total revenue                                                           496,311            615,149
-------------------------------------------------------------------  ------------        ------------
Costs and operating expenses:
Cost of retail equipment sales                                          155,337            151,378
Retail service, supplies and rental costs                               227,878            250,899
Wholesale costs of revenue                                               20,182             21,020
Selling, general and administrative expenses                            189,065            187,224
Amortization of intangible assets                                         2,832              3,553
Write-off of goodwill                                                     6,859                 --
Restructuring charges (credits)                                          (3,605)            (4,148)
Other expense                                                             3,081              3,894
-------------------------------------------------------------------  ------------        ------------
Total costs and operating expenses                                      601,629            613,820
-------------------------------------------------------------------  ------------        ------------
(Loss) earnings from operations                                        (105,318)             1,329
Interest expense                                                         18,240             28,369
Interest income                                                             474              1,270
-------------------------------------------------------------------  ------------        ------------
(Loss) earnings before income taxes                                    (123,084)           (25,770)
Provision (benefit) for income taxes                                      4,300             (7,215)
-------------------------------------------------------------------  ------------        ------------
Net (loss) earnings                                                  $ (127,384)         $ (18,555)
===================================================================  ============        ============

Basic (loss) earnings available to common shareholders per ADS:
  Net (loss) earnings per ADS                                        $    (2.12)         $   (0.39)
  Weighted average ADSs                                                  61,893             58,529

Diluted (loss) earnings available to common shareholders per ADS:
  Net (loss) earnings per ADS                                        $    (2.12)            $  (0.39)
  Weighted average ADSs                                                  61,893               58,529

Note: Certain prior year amounts have been reclassified to conform with the current year presentation

DANKA BUSINESS SYSTEMS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per American Depositary Share ("ADS") amounts)

                                                                                  For the twelve months ended
                                                                        -------------------------------------------------
                                                                            March 31,                  March 31
                                                                              2001                       2000
-------------------------------------------------------------------     ----------------------    -----------------------
Revenue:
Retail equipment sales                                                $   626,717                 $  742,084
Retail service, supplies and rentals                                    1,339,415                  1,648,069
Wholesale                                                                  97,128                    105,469
-------------------------------------------------------------------     ----------------------     ----------------------
Total revenue                                                           2,063,260                  2,495,622
-------------------------------------------------------------------     ----------------------     ----------------------
Costs and operating expenses:
Cost of retail equipment sales                                            528,287                    523,993
Retail service, supplies and rental costs                                 882,125                  1,014,401
Wholesale costs of revenue                                                 80,922                     86,815
Selling, general and administrative expenses                              676,953                    738,319
Amortization of intangible assets                                          13,252                     14,258
Write-off of goodwill                                                      25,577                         --
Restructuring charges (credits)                                            15,705                     (4,148)
Other expense                                                               9,622                      4,879
-------------------------------------------------------------------     ----------------------     ----------------------
Total costs and operating expenses                                      2,232,443                  2,378,517
-------------------------------------------------------------------     ----------------------     ----------------------
(Loss) earnings from operations                                          (169,183)                   117,105
Interest expense                                                           82,639                    105,060
Interest income                                                             3,163                      4,369
Loss on sale of business                                                       --                      2,061
-------------------------------------------------------------------     ----------------------     ----------------------
(Loss) earnings before income taxes                                      (248,659)                    14,353
Provision (benefit) for income taxes                                      (28,099)                     4,019
-------------------------------------------------------------------     ----------------------     ----------------------
Net (loss) earnings                                                   $  (220,560)                $   10,334
===================================================================     ======================     ======================

Basic (loss) earnings available to common shareholders per ADS:

     Net (loss) earnings per ADS                                       $                 (3.91)   $            0.10
     Weighted average ADSs                                                              60,438               57,624

   Diluted (loss) earnings available to common shareholders per ADS:
     Net (loss) earnings per ADS                                       $                 (3.91)   $            0.10
     Weighted average ADSs                                                              60,438               58,525

Note: Certain prior year amounts have been reclassified to conform with the current year presentation

DANKA BUSINESS SYSTEMS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                                   March 31,                   March 31,
                                                                     2001                        2000
----------------------------------------------------------   --------------------        ---------------------
Assets
Current assets:
Cash and cash equivalents                                    $             69,085        $              64,861
Accounts receivable, net                                                  395,849                      527,793
Inventories                                                               201,645                      328,290
Prepaid expenses, deferred income taxes
   and other current assets                                                83,229                       81,837
----------------------------------------------------------   --------------------        ---------------------
Total current assets                                                      749,808                    1,002,781

Equipment on operating leases, net                                        134,434                      199,551
Property and equipment, net                                                77,716                       92,614
Intangible assets, net                                                    252,699                      306,906
Other assets                                                               68,286                       65,845
----------------------------------------------------------   --------------------        ---------------------
Total assets                                                 $          1,282,943        $           1,667,697
==========================================================   ====================        =====================
Liabilities and shareholders' equity (deficit)

Current liabilities:

Current maturities of long-term debt and notes payable       $            517,447                       86,776
Accounts payable                                                          153,392                      178,870
Accrued expenses and other current liabilities                            194,509                      229,472
Deferred revenue                                                           35,158                       40,045
----------------------------------------------------------   --------------------        ---------------------
Total current liabilities                                                 900,506                      535,163

Convertible subordinated notes                                            200,000                      200,000

Long-term debt and notes payable, less current maturities                   1,731                      515,406
Deferred income taxes and other long-term liabilities                      29,343                       32,536
----------------------------------------------------------   --------------------        ---------------------
Total liabilities                                                       1,131,580                    1,283,105
----------------------------------------------------------   --------------------        ---------------------
6.50% convertible participating shares, redeemable,
   $1.00 stated value                                                     223,713                      207,878
                                                             --------------------        ---------------------
Shareholders' equity (deficit):

Ordinary shares, 1.25 pence stated value                                    5,130                        4,892
Additional paid-in capital                                                325,399                      317,056
Retained earnings (deficit)                                              (302,619)                     (66,226)
Accumulated other comprehensive (loss) income                            (100,260)                     (79,008)
------------------------------------------------------       --------------------        ---------------------
Total shareholders' equity (deficit)                                      (72,350)                     176,714
------------------------------------------------------       --------------------        ---------------------
Total liabilities and shareholders' equity (deficit)         $          1,282,943        $           1,667,697
======================================================       ====================        =====================

DANKA BUSINESS SYSTEMS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                             -------------------------------------------------
                                                                                       For the twelve months ended
                                                                             -------------------------------------------------
                                                                                   March 31,                  March 31,
                                                                                     2001                        2000
-------------------------------------------------------------------------    ----------------------      ---------------------
Operating activities
Net (loss) earnings                                                        $              (220,560)    $               10,334
Adjustments to reconcile net (loss) earnings to net cash
Provided by operating activities:
   Depreciation and amortization                                                           169,270                    160,292
   Amortization of debt issuance costs                                                       1,912                      4,101
   Deferred income taxes                                                                   (32,831)                   (10,904)
   Loss on sale of property and equipment and
       equipment on operating leases                                                        17,771                     17,524
   Proceeds from sale of equipment on operating leases                                       7,971                     16,921
   Restructuring charges (credits)                                                          15,705                     (4,148)
   Loss on sale of Omnifax business                                                             --                      2,061
   Changes in assets and liabilities:
         Accounts receivable                                                               109,020                     23,828
         Inventories                                                                       121,398                     14,693
         Prepaid expenses and other current assets                                          (3,805)                    (6,040)
         Other non-current assets                                                           19,597                     24,509
         Accounts payable                                                                  (20,924)                    38,313
         Accrued expenses and other current liabilities                                    (30,691)                   (99,095)
         Deferred revenue                                                                   (3,702)                   (11,165)
         Other long-term liabilities                                                        (3,652)                      (665)
---------------------------------------------------------------------------------------------------      ---------------------
Net cash provided by operating activities                                                  146,479                    180,559
-------------------------------------------------------------------------    ----------------------      ---------------------
Investing activities
Capital expenditures                                                                       (88,419)                  (126,879)
Proceeds from sale of property and equipment                                                 6,108                      3,960
Proceeds from sale of Omnifax business                                                          --                     45,000
Payment for purchase of subsidiaries                                                            --                       (733)
Payment for purchase of noncompete agreements                                                   --                       (178)
-------------------------------------------------------------------------    ----------------------      ---------------------
Net cash used in investing activities                                                      (82,311)                   (78,830)
-------------------------------------------------------------------------    ----------------------      ---------------------
Financing activities
Net payments under line of credit agreements                                               (67,685)                  (307,383)
Principal borrowings (payments) on other long-term debt                                         45                     (4,004)
Proceeds from stock options exercised                                                           --                         87
Capital contributions                                                                           --                    205,223
-------------------------------------------------------------------------    ----------------------      ---------------------
Net cash used in financing activities                                                      (67,640)                  (106,077)
-------------------------------------------------------------------------    ----------------------      ---------------------
Effect of exchange rates                                                                     7,696                      3,114
-------------------------------------------------------------------------    ----------------------      ---------------------
Net increase (decrease) in cash and cash equivalents                                         4,224                     (1,234)
Cash and cash equivalents, beginning of period                                              64,861                     66,095
-------------------------------------------------------------------------    ----------------------      ---------------------
Cash and cash equivalents, end of period                                   $                69,085     $               64,861
-------------------------------------------------------------------------    ----------------------      ---------------------